10f-3 REPORT

                        TRAVELERS SEREIS TRUST
                        QUALITY BOND PORTFOLIO

                 January 1, 2003 through June 30, 2003

                     Trade                                    % of
Issuer               Date    Selling Dealer    Amount   Price Issue(1)

Alcan Alummium,       4/28/2003 Morgan Stanley $4,500,000 $99.68  1.40%A
    4.500% due 5/15/13

Becton Dickinson &    4/4/2003  Goldman Sachs   2,000,000  99.73  1.50B
    Co., 4.550% due
    4/15/13

Ohio Power Co.,       2/11/2003 Lehman Brothers   800,000  99.74  0.52C
    5.500% due 2/15/13

Wal-Mart Stores Inc., 4/22/2003 Lehman Brothers 4,500,000  99.75  0.47D
    4.550% due 5/1/13


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.

A - Includes purchases of $2,500,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.
C - Includes purchases of $150,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $2,500,000 by other affiliated mutual funds and discretionary accounts.
                             10f-3 REPORT

                            TRAVELERS SEREIS TRUST
                        CONVERTIBLE SECURTIES PORTFOLIO

                 January 1, 2003 through June 30, 2003

                     Trade                                    % of
Issuer               Date    Selling Dealer    Amount   Price Issue(1)

Tyco Int. Group SA,  1/8/2003 Morgan Stanley  $300,000   $100.00  0.01%
    2.750% due 1/15/18

Tyco Int. Group SA,  1/8/2003 Morgan Stanley  1,700,000   100.00  0.11
    3.125% due 1/15/23

General Motors Corp., 3/1/2003 Morgan Stanley   75,000   25.00  0.12%(A)
    5.250% preferred



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.

A - Includes purchases of $50,000 by other affiliated mutual funds.